Exhibit 99.1
DANA CREDIT CORPORATION
RESTRUCTURING PROPOSAL
Proposed Transaction: The holders of (i) 6.93% Senior Note due April 8, 2006, (ii) 7.18% Senior Note due April 8, 2006, (iii) 7.91% Senior Notes due August 16, 2006, (iv) 6.88% Senior Note due August 28, 2006, (v) 8.375% Senior Notes due August 15, 2007 (the “Mid-term Notes”) and (vi) 6.59% Senior Note due December 1, 2007 (each a “DCC Note,” and collectively, the “DCC Notes,”), will agree to forbear from exercising any of their rights or remedies for existing defaults consistent with the terms and conditions set forth herein. Approval of the Intercompany Settlement shall be obtained in the Dana Corporation chapter 11 bankruptcy case. In the event that the Bankruptcy Court does not approve the Intercompany Settlement, (i) the forbearance and releases contemplated herein shall be void ab initio and (ii) the extension of the bar date for DCC and the Forbearing Noteholders to file claims against Dana shall be extended for 30 days following the date the bankruptcy court denies approval of the Intercompany Settlement.
Terms of Forbearance:

Forbearance Period	For the period (the “Forbearance Period”) commencing on the effective date of the Forbearance Agreement (the “Implementation Date”) and ending twenty-four months after the Implementation Date (unless terminated sooner on account of a breach of the Forbearance Agreement), certain holders of DCC Notes (the “Forbearing Noteholders”) will not exercise any rights or remedies under any of the DCC Note documents or applicable law.

Security	DCC’s obligations to each Forbearing Noteholder under their respective DCC Notes shall be secured by all existing and future acquired assets of DCC (which assets consist primarily of DCC’s equity interests in its two directly owned subsidiaries (Dana Commercial Credit Corporation and Dana Lease Finance Corp.)). Additionally, DCC shall ensure that none of its indirect subsidiaries grant any security interests or otherwise encumber any of their assets, including those assets identified on Schedule 1 hereto (the “Portfolio Assets”).

Asset Sales	DCC will use its best efforts to cause the sale of the Portfolio Assets in arm’s length transactions, and in accordance with Schedule 1. Forbearing Noteholders shall receive 10 days prior notice of any proposed sale of a Portfolio Asset and must consent (51%) to any proposed sale of a Portfolio Asset for a purchase price that is less than the projected purchase price for such Portfolio Asset in Schedule 1 (the aggregate sum of which plus cash on hand equals $264,027,500.00).

Interest Rate	On and after the Implementation Date, DCC Notes held by Forbearing Noteholders will accrue interest at their respective non-default contract rates.

Payments on Implementation Date	On the Implementation Date, in satisfaction of all outstanding obligations under the DCC Notes held by the Forebearing Noteholders (other than the principal amount of such DCC Notes), DCC shall pay cash to the Forbearing Noteholders in an amount equal to the aggregate of any make-whole amounts (up to a cap of $1.5 million) and interest (at the relevant non-default contract rate) accrued and outstanding on the DCC Notes that are held by Forbearing Noteholders.

Quarterly Payments	Beginning on the Implementation Date, DCC shall make quarterly cash payments of all cash in excess of $7.5 million to the Forbearing Noteholders on a pro rata basis. Each quarterly payment shall be applied first to reduce any interest outstanding and then, if additional amounts remain, shall be applied to and shall reduce the amount of principal outstanding. Through the first five quarters following the Implementation Date, the aggregate of all payments made to Forebearing Noteholders (including the payment to be made on the Implementation Date) shall, respectively, be at least $60 million, $90 million, $120 million, $145 million, and $175 million.

Cash	DCC’s use of cash will be restricted to the payment of operating expenses and debt service, with no loans, dividends or similar payments to Dana Corporation, and no acquisitions or investments (other than for mutually acceptable cash investment purposes). Further, DCC will use commercially reasonable efforts to transfer to the United States any cash that is held outside of the United States or that is generated from the sale of assets outside of the United States.

Consents, Amendments, Waivers	51% except for customary 100% issues.

Intercompany Settlement	Subject to approval by the Bankruptcy Court, DCC, Dana and the Forbearing Noteholders shall agree to a settlement under which, (i) DCC shall be allowed a general unsecured claim against Dana in the aggregate amount of $325,000,000 (the “Intercompany Claim”) which, but for section 502(b)(2) of the Bankruptcy Code, would accrue interest at the Federal Judgment Rate as of the date Dana filed its chapter 11 cases [roughly 5%] (the “Claim Interest Rate”); (ii) DCC shall consent to an extension of the time in which Dana must assume or reject unexpired leases between Dana, as lessee, and DCC, as lessor; (iii) Dana shall timely make cash payments to DCC of all rental or other amounts that become due after the Implementation Date under a lease between Dana and DCC (net of any amounts owed to Dana by DCC after the Implementation Date); (iv) DCC shall consent to the release to Dana of the currently escrowed proceeds from the sale of the Richards Road and Owensboro properties; and (v) Dana, DCC, the Forbearing Noteholders and their respective officers and directors shall mutually release each other from any and all other claims that now or in the future may exist (including but not limited to any claims existing or that otherwise might arise under the Tax Sharing Agreement).

If DCC intends to sell the Intercompany Claim or any interest therein (a “Proposed Sale”) prior to the effective date of a chapter 11 plan confirmed by the Bankruptcy Court, DCC will provide Dana’s official creditor and equity committees (the “Committees”) no less than 10 days written notice (the “Notice”) of such intention; provided, however, Dana, DCC and the Committees will use their best efforts to ensure any distributions of securities made on account of the Intercompany Claim pursuant to such plan receive the benefit of section 1145 of the Bankruptcy Code.

If, prior to the expiration of the 10 day period, either Committee serves on Dana, DCC and the other Committee, and files with the bankruptcy court, under seal, a written objection to a Proposed Sale, then no sale shall take place pending the determination of the Bankruptcy Court at a hearing to be scheduled by Dana on the first available date that is at least 21 days after delivery of the Notice. The Bankruptcy Court shall retain jurisdiction over any objection to a Proposed Sale. All pleadings filed with the Bankruptcy Court with regard to a Proposed Sale will be sealed and Dana, DCC, the Committees and DCC’s bondholders shall have standing to appear and be heard on all issues with regard to a proposed sale, including any objection to the Proposed Sale by either Committee that could have been raised absent the settlement. All parties will cooperate and respond to informal and expedited information and discovery requests in a manner that takes into account the accelerated hearing schedule.

In the event of a Default under the Forbearance Agreement during the Forbearance Period, the releases granted by the Forbearing Noteholders to DCC shall become null and void and all of the rights, claims and causes of action held by the Forbearing Noteholders with respect to DCC, as the case may be, as of the date of entry into the Forbearance Agreement shall be fully restored.

Reporting Requirements	As soon as available, but in any event not later than 30 days after the end of each fiscal quarter, DCC shall deliver to the Forbearing Noteholders the unaudited consolidated balance sheet of DCC and its subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter.

In addition, DCC shall, from time to time, meet and confer with a subcommittee of Forbearing Noteholders, which shall have three members, regarding DCC’s efforts to sell its assets.

Other	DCC will pay the outstanding fees and expenses of K&E from June 1, 2006 through the Implementation Date and fees to CDG in the amount $150,000.

On and after the Implementation Date, the reasonable fees and expenses of the Forbearing Noteholders, up to $50,000, shall be paid by DCC.

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